EXHIBIT 4.11

 Exhibit 4.11

INSTRUMENT OF
AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan, as amended and restated December 1, 2006 (the “Plan”), is hereby further amended, effective as of July 1, 2007, by adding at the end of Subsection 2.2(c) of the Plan:

Inactive Participants may apply for a hardship withdrawal in accordance with Section 4.5(a) of the Plan, but shall not be eligible for loans under Section 4.8 of the Plan.

Explanation:  This change allows inactive Participants to take hardship withdrawals from the Plan and clarifies that inactive Participants are not eligible for loans under the Plan.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Administrative Committee on this 29th day of August, 2007.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Vernon A. Raile
Vernon A. Raile, Acting Chairman